Exhibit 5.2

Internal Revenue Service Tax Exempt & Government Entities	Department of the Treasury P.O. Box 2508 Cincinnati OH 45201

Date: OCT 29 2001	Person to Contact:
Angelo Noe 31-00518
SunGard Corbel, Inc.	(513) 263-3536
1660 Prudential Drive
Jacksonville, FL 32207-8197	Letter Serial Number
VS322853
Plan Name: Volume Submitter PPD
Profit Sharing 401(k) Plan
Dear Sir or Madam:
We have reviewed the above named plan under our volume subrnitter program. In our opinion it is acceptable under section 401(a) of the Internal Revenue Code.
This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act (GATT), Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub, L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.
This volume submitter approval letter may constitute reliance for an employer adopting the approved plan. Please review section II of Announcement 2001-77 to determine when an employer adopting the approved plan is required to apply for a favorable determination letter to obtain reliance.
An employer adopting this approved plan may submit a request for a favorable determination letter on Form 5307, Application for Determination for Adopters of Master or Prototype or Volume Submitter Plans, and enclose the appropriate user fee.
When submitting such applications, please enclose a copy of this letter for each application request along with Form 8717, User Fee for Employee Plan Determination Letter Request. Also, include a copy of the plan and a listing of any deviations from the approved plan for the adopting employer. Enclosed is an application checklist indicating the items that are necessary for a complete submission.
If you have any questions, please contact the person whose name and telephone number are shown above.

Sincerely,

Paul T. Shultz
Director, EP Rulings & Agreements

     Enclosure: Application Checklist